Exhibit 2

                                Voting Agreement

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                                                                [Execution Copy]

                                VOTING AGREEMENT


            VOTING AGREEMENT, dated this 21st day of December, 2001, (this "Agreement") by and among DirectPlacement, Inc., a Delaware corporation (the "Company"), Susanne S. Pruitt, an individual residing at 1134 38th Avenue, Seattle, Washington 98122 ("Pruitt"), Raymond A. Hill, III, an individual residing at 905 Shadow Ridge Road, Franklin Lakes, NJ 04717 ("Hill"), Brian M. Overstreet, the President and Chief Executive Officer of the Company ("Overstreet"), and Midori USA Corporation ("Midori"; Pruitt, Hill,
Overstreet and Midori shall be collectively referred to as the "Stockholders").

                                    RECITALS:

            WHEREAS, each of the Stockholders currently owns the shares of common stock, par value $.0001 per share, of the Company (the "Common Stock") shown on Schedule A attached hereto; and

            WHEREAS, that certain Agreement and Plan of Merger, dated as of December 14, 2001, by and among the Company, PCS Merger Corp., PCS Securities, Inc., Pruitt and Hill (the "Merger Agreement") requires that the Company and each of the Stockholders execute and deliver this Agreement.

            NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

            1.  Agreement to Vote Shares. (a) During the term of this
Agreement, each of the Stockholders agrees to vote, or cause to be voted, the shares of Common Stock shown opposite the Stockholder's name on Schedule A hereto and any other shares of voting capital stock of the Company legally or beneficially acquired or controlled after the date hereof, in person or by proxy, in favor of the election of each of Pruitt, Hill, and Overstreet at each annual or special meeting of the Company's stockholders where the election of directors of the Company are considered, and in any written consent of stockholders executed in lieu of any such meetings.
Notwithstanding the foregoing, in the event that Pruitt, Hill, or Overstreet becomes Disqualified (as hereinafter defined), none of the Stockholders shall be required to vote in favor of the election of such Stockholder.
"Disqualified" shall mean any event or occurrence described in Rule 262(b) promulgated under the Securities Act of 1933, as amended, which is applicable to Pruitt, Hill, or Overstreet.

             (b) In addition to the obligations set forth in Section 1(a) above, each of Pruitt and Hill agree that Overstreet shall be entitled to vote the Shares (as hereinafter defined), on each matter submitted to a vote of the stockholders of the Company at any annual or special meeting of the Company's stockholders, or in any written consent of stockholders executed in lieu of any such meeting(s). The "Shares" means (i) 765,000 shares of Common Stock owned or controlled by Pruitt, and (ii) 735,000 shares of Common Stock owned or controlled by Hill, subject to appropriate adjustment in the event of
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recapitalizations, forward or reverse stock splits, or other reorganizations.

              (c) Other than Permitted Transfers (as hereinafter defined), no transfer of any of the shares of Common Stock subject to this Agreement shall be effective unless the transferee shall have executed and delivered to the Company, as a condition to its acquisition of such shares, a Joinder Agreement substantially in the form of Exhibit A confirming that such transferee is taking the shares subject to all of the terms and conditions of this Agreement. "Permitted Transfers" means all sales of shares of Common Stock covered by this Agreement which are (a) sold to the public pursuant to (i) Rule 144 promulgated under the Securities Act of 1933, as amended, or (ii) under an effective registration statement, or (b) sold or transferred to a person or persons in a transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended; provided however, that such transferees or purchasers shall not be affiliated with such Stockholder.

            2. Grant of Irrevocable Proxy. Each of Pruitt and Hill hereby grants to Overstreet an irrevocable proxy, which proxy is coupled with an interest because of the consideration recited herein and in the Merger Agreement, to exercise, at any time and from time to time, all rights and powers of Pruitt and Hill with respect to the Shares to vote, give approvals, and receive and waive notices of meetings for any and all purposes. By giving this proxy each of Pruitt and Hill hereby revokes any other proxy granted by either of them to vote any of the Shares in a manner inconsistent with the foregoing grant. The power and authority hereby conferred shall not be terminated by any act of Pruitt or Hill or by operation of law, by the dissolution of, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all its successors and assigns.

            3. No Other Grant of Proxy. During the Term, each of Pruitt, Hill and Overstreet will not, directly or indirectly, grant any proxies or powers of attorney with respect to the shares of Common Stock subject to this Agreement to any person in connection with her/his vote, consent or other approval that would be adverse to his obligations under this Agreement.

            4. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants as to herself, himself or itself, as the case may be, to the other parties to this Agreement as follows:

            (a) Except as set forth in Schedule 4, each such Stockholder beneficially owns, with power to vote, the number of shares shown opposite the Stockholder's name on Schedule A free and clear of any and all claims, liens, charges, encumbrances, covenants, conditions, voting trust arrangements, options and adverse claims or rights whatsoever, except as contemplated by the Merger Agreement or as granted hereby.

            (b) Except as set forth in Schedule 4, each such Stockholder has the full right, power and authority to enter into this Agreement; there are no options, warrants, calls, commitments or agreements of any nature whatsoever pursuant to which any person will have the right to purchase or otherwise acquire the shares of Common Stock owned by such Stockholder except as would, if exercised, require such purchaser or acquiror to abide by this Agreement and the

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proxy granted hereby with respect thereto; except as provided in this Agreement, such Stockholder has not granted or agreed to grant any proxy or entered into any voting trust, vote pooling or other agreement with respect to the right to vote or give consents or approval of any kind as to the shares of Common Stock which proxy, trust, pooling or other agreement remains in effect as of the date hereof and is in conflict with this Agreement;

            (c) Each such Stockholder is not a party to, subject to or bound by any agreement or judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent the execution, delivery or performance of this Agreement by such Stockholder;

            (d) This Agreement has been duly and validly executed and delivered by each such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable in accordance with its terms, subject only to (i) the effect of bankruptcy, insolvency, reorganization or moratorium laws or other laws generally affecting the enforceability of creditors' rights and (ii) general equitable principles which may limit the right to obtain specific performance or other equitable remedies; and

            (e) Each such Stockholder will use her/his/its best efforts so that the representations and warranties set forth in this Agreement shall remain true and correct for the duration of the Term (as hereinafter defined).

            5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make such assignment without such consent shall be null and void.

            7. Specific Performance. In addition to the remedies available under
Section 13 below, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. If a Stockholder institutes any action or proceeding to specifically enforce the provisions of Sections 1, 2 or 3 hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

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            8. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

            9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by reputable overnight courier service on the business day after mailing,
(c) telecopied (which is confirmed) (if confirmed during business hours) at the time of such confirmation or (if confirmed outside of business hours) the next business day or (d) mailed by registered or certified mail (return receipt requested) five days after being so mailed, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to the Company or Overstreet:    DirectPlacement, Inc.
                                            3655 Nobel Drive
                                            Suite 540
                                            San Diego, CA  92122
                                            Attn:  Brian M. Overstreet

        With copies to:                     Berlack, Israels & Liberman LLP
                                            120 West 45th Street
                                            New York, New York 10036
                                            Attn: Alan N. Forman, Esq.

        If to Pruitt or Hill:               To the addresses set forth in the
                                            introductory paragraph of this
                                            Agreement.

        With a copy to:                     Schulte Roth & Zabel LLP
                                            919 Third Avenue
                                            New York, New York  10022
                                            Attn:  Eleazer Klein, Esq.

Any party may change its address for notice by notice so given.

            10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principle of conflicts of law.

            11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            12. Term. The term of this Agreement shall commence on the date hereof and terminate on December 31, 2006 (the "Term").

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            13. Arbitration. The following procedures shall be used to resolve any controversy or claim ("dispute") as provided in this Agreement. If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

      (a)   Mediation.
            ---------

      (i) A dispute shall be submitted to mediation by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator shall be designated by the American Arbitration Association ("AAA") or JAMS/Endispute at the request of a party. Any mediator so designated must be acceptable to all parties.

      (ii) The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

      (iii) The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceedings relating to the dispute. No recording or transcript shall be made of the mediation proceedings.

      (iv) Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

      (b)   Arbitration.
            -----------

      (i) If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute will be settled by arbitration. The arbitration will be conducted in the County and City of New York in accordance with the procedures in this document and the Arbitration Rules for Commercial Disputes of the AAA as in effect on the date hereof ("AAA Rules"). In the event of a conflict, the provisions of this document will control.

      (ii) The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, one of whom will be selected by the Pruitt and Hill, one of whom will be selected by Overstreet and one of whom will be agreed upon by the two previously selected arbitrators and otherwise to be selected as provided in the AAA Rules. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation or enforceability of these procedures, including any contention that all or part of these procedures are invalid and unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

      (iii) All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give

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written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

      (iv) The result of the arbitration will be binding on the parties, and judgment on the arbitrators' award may be entered by any party in any court having jurisdiction, including the State and/or Federal Courts located in the City of New York.

      (v) Additionally, any party may seek injunctive relief from any Court of competent jurisdiction in the City of New York. In the event that either party has to seek injunctive relief or any provisional remedy, the parties to this Agreement consent to jurisdiction in the Federal and/or State Courts located in the City of New York.

            IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned, on the day and year first above written.

                                    DIRECTPLACEMENT, INC.


                                    By: /s/ Brian M. Overstreet
                                        ----------------------------------------
                                        Name:  Brian M. Overstreet
                                        Title: President and Chief
                                               Executive Officer


                                    MIDORI USA CORPORATION


                                    By: /s/ Brian M. Overstreet
                                        ----------------------------------------
                                        Name:  Brian M. Overstreet
                                        Title: Managing Director


                                    /s/ Susanne S. Pruitt
                                    --------------------------------------------
                                    Susanne S. Pruitt


                                    /s/ Raymond A. Hill, III
                                    --------------------------------------------
                                    Raymond  A. Hill, III


                                    /s/ Brian M. Overstreet
                                    --------------------------------------------
                                    Brian M. Overstreet

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                              DIRECTPLACEMENT, INC.

                         SCHEDULE A to Voting Agreement


Stockholder                                               Number of Shares
-----------                                               ----------------

Susanne S. Pruitt                                             5,355,000

Raymond A. Hill, III                                          5,145,000

Brian M. Overstreet                                           2,690,625

Midori USA Corporation                                       768,750(1)





---------------------------------
(1) As of August 20, 2001, Midori USA Corporation issued options to purchase an aggregate of 419,783 shares of Common Stock.


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                                   Schedule 4
                                       To
                                Voting Agreement
                                ----------------

      In connection with the private placements by the Company of its securities in March 2000 and June 2001, Midori USA Corporation ("Midori") agreed to pay certain commissions for introducing the Company to certain investors. The commissions were paid through the issuance by Midori of options to purchase shares of Common Stock and performance warrants owned by Midori. As of [August 20, 2001], Midori issued options to purchase an aggregate of (i) 419,783 shares of Common Stock and (ii) 1,259,350 performance warrants owned by it to the following individuals and/or entities in the denominations set forth opposite such individuals and/or entity's name:

      Name                             Parent Shares        Performance Warrants

      Robert F. Kyle                      384,375              1,153,125
      Saphire Pure, Inc                    26,164                 78,494
      Melimar, Inc.                         5,007                 15,021
      David J. Harris Investment Trust      4,237                 12,710

Each of the options to purchase shares of Common Stock and performance warrants are exercisable for a period of five years at an exercise price of $1.00 per share or per performance warrant, as the case may be.


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                                                   Exhibit A to Voting Agreement



                            FORM OF JOINDER AGREEMENT
                            -------------------------

                          Relating to Voting Agreement


      WHEREAS, the undersigned is acquiring simultaneously with the execution of this Agreement shares of common stock of DirectPlacement, Inc., a Delaware corporation (the "Company") in accordance with the terms of that certain Voting Agreement dated as of December 14, 2001 by and among the Company, Susanne S. Pruitt, Raymond A. Hill, III, , Brian M. Overstreet, and Midori USA Corporation (the "Voting Agreement"); and

      WHEREAS, the undersigned understands that the execution of this Agreement is a condition precedent to an acquisition of shares of Common Stock.

      NOW, THEREFORE, the undersigned agrees as follows:

      1. Capitalized terms used herein without definition shall have the meanings given to such terms in the Voting Agreement.

      2. The undersigned hereby joins in the Voting Agreement and agrees to be bound by all of the terms and provisions thereof.

      3. The address for the undersigned with respect to the notices given under section 9 of the Voting Agreement is as follows:



      IN WITNESS WHEREOF, the undersigned has executed this Agreement this ___ day of _____________, 200_.


                                    [NAME]

                                    By:
                                       ---------------------------
                                       Name:
                                       Title:


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